Exhibit 4.4.6
SIXTH SUPPLEMENTAL INDENTURE
THIS SIXTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 10, 2014, is by and among Bakken Hunter Canada, Inc., an Alberta corporation (the “Additional Guarantor”), Citibank, N.A., as paying agent, registrar and authenticating agent (in such capacities, “Citibank”), and Wilmington Trust, National Association, as trustee (the “Trustee”).
WHEREAS, Magnum Hunter Resources Corporation, a Delaware corporation (the “Company”), certain subsidiaries of the Company, as guarantors, Citibank and the Trustee are parties to that certain Indenture dated as of May 16, 2012, as amended (collectively, the “Indenture”), providing for the issuance of the Company’s 9.750% Senior Notes due 2020.
WHEREAS, Section 4.12 of the Indenture provides that under certain circumstances the Additional Guarantor is required to execute and deliver to Citibank and the Trustee a supplemental indenture pursuant to which the Additional Guarantor becomes a Guarantor under the Indenture;
WHEREAS, the Additional Guarantor has agreed to execute and deliver this Sixth Supplemental Indenture; and
WHEREAS, pursuant to Section 9.01 of the Indenture, Citibank and the Trustee are authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree as follows:
ARTICLE I
GUARANTEE
Section 1.1    Guarantee. The Additional Guarantor hereby unconditionally and irrevocably guarantees the Guaranteed Obligations on the terms and subject to the conditions set forth in the Indenture, including but not limited to Article 10 thereof, and subject to the limitations therein.
Section 1.2    Joinder to Indenture. The Additional Guarantor hereby agrees (a) to be bound as a Guarantor by all of the terms and conditions of the Indenture to the same extent as each of the other Guarantors thereunder and (b) that each reference in the Indenture to a “Guarantor” shall also mean and be a reference to the Additional Guarantor.
ARTICLE II
MISCELLANEOUS PROVISIONS
Section 2.1    Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.
Section 2.2    Indenture; Securities. Except as expressly supplemented hereby, the Indenture and the Securities are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Securityholder heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument.
Section 2.3    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 2.4    Successors. All agreements of the Additional Guarantor in this Supplemental Indenture shall bind their respective successors.
Section 2.5    Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 2.6    Multiple Originals. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 2.7    WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.
Section 2.8    Effect of Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
Section 2.9    Supplemental Indenture Controls. In the event there is any conflict or inconsistency between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

BAKKEN HUNTER CANADA, INC.
By:     /s/ Joseph C. Daches
Name:     Joseph C. Daches
Title:     CFO & SVP

TRUSTEE:
WILMINGTON TRUST, NATIONAL ASSOCIATION
 Solely in its capacity as Trustee
By:     /s/ Geoffrey J. Lewis
Name:     Geoffrey J. Lewis
Title:     Assistant Vice President

PAYING AGENT, REGISTRAR AND AUTHENTICATING AGENT:
CITIBANK, N.A.
Solely in its capacity as Paying Agent, Registrar and Authenticating Agent
By:     /s/ Valerie Delgado
Name:     Valerie Delgado
Title:     Vice President